                                                                     EXHIBIT 3.5

                    DESIGNATION OF RIGHTS AND PREFERENCES OF
                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                                U.S. MEDSYS CORP.
                                 MARCH 30, 2005

      U.S. MedSys Corp., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the Colorado Business Corporation Act, the Corporation's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series A Convertible Preferred Stock.

      RESOLVED THAT:

      Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Corporation has the authority to issue One Million (1,000,000) shares of $10.00 par value Preferred Stock, the designation and amount thereof and series, together with the preferences, rights, and restrictions thereof, to be determined by the Corporation's Board of Directors pursuant to the applicable laws of the State of Colorado.

      Now, therefore, the Corporation's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the preferences, conversion and other rights, and relative participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

      1. Designations and Amounts. One Hundred Fifty Thousand (150,000) shares of the Corporation's authorized Preferred Stock are designated as Series A Convertible Preferred Stock.

      2. Definitions.

      For the purposes of this Resolution the following definitions shall apply:

      (a)   "Board" shall mean the Board of Directors of the Corporation.

      (b)   "Corporation" shall mean U.S. MedSys Corp., a Colorado corporation.

      (c) "Common Stock" shall refer to the Corporation's common stock, no par value per share.

      (d) "Subsidiary" shall mean any corporation, over 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries.

      3. Dividends. The Corporation will not pay any special dividends to the holders of the issued and outstanding share of Series A Convertible Preferred Stock. In the event that the Corporation ,in its sole discretion, declares a dividend in cash or other securities payable to holders of Common Stock, then the holders of shares of the Series A Convertible Preferred Stock shall also receive a dividend on an as-converted basis, based upon the number of shares of common stock into which the Series A Convertible Preferred Stock could be converted into on the record date established by the Corporation.

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 1 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

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      4. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the issued and outstanding Series A Convertible Preferred Stock shall be entitled to receive for each share of Series A Convertible Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of any other capital stock, a dollar amount equal to the stated value of $10.00 per share plus all accrued and unpaid distributions declared thereon, without interest. After such payment shall have been made in full to the holders of the issued and outstanding Series A Convertible Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the issued and outstanding Series A Convertible Preferred Stock so as to be and continue to be available therefor, then, before any further distribution of the assets of the Corporation shall be made, a dollar amount equal to that already distributed to the holders of the Series A Convertible Preferred Stock shall be distributed pro-rata to the holders of the other issued and outstanding capital stock of the Corporation, subject to the rights of any other class of capital stock set forth in the Articles of Incorporation of the Corporation or Amendments to the Articles of Incorporation filed by the Corporation. After such payment shall have been made in full to the holders of such other issued and outstanding capital stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of such other issued and outstanding capital stock so as to be and continue to be available therefor, the holders of the issued and outstanding Series A Convertible Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Corporation, and, subject to any rights of any other class of capital stock set forth in the Articles of Incorporation of the Corporation or any Amendments to the Articles of Incorporation filed by the Corporation, the remaining assets of the Corporation shall be divided and distributed ratably among the holders of both the Series A Convertible Preferred Stock and the other capital stock then issued and outstanding according to the proportion by which their respective record ownership of shares of the Series A Convertible Preferred Stock and such capital stock bears to the total number of shares of the Series A Convertible Preferred Stock and such capital stock then issued and outstanding. If, upon such liquidation, dissolution, or winding up, the assets of the Corporation distributable, as aforesaid, among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the Series A Convertible Preferred Stock. A consolidation or merger of the Corporation, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Corporation of any class, shall not be regarded as a "liquidation, dissolution, or winding up of the affairs of the Corporation" within the meaning of this paragraph 4.

      5. Conversion Privilege. Series A Convertible Preferred Stock shall be convertible into shares of Common Stock as hereinafter provided and, when so converted, shall be canceled and retired and shall not be reissued as such:

      (A) Any holder of the Series A Convertible Preferred Stock may at any time after issuance, convert, in whole but not in part, such stock into the Common Stock of the Corporation, on presentation and surrender to the Corporation of the certificates of the Series A Convertible Preferred Stock to be so converted. In order to convert Series A Convertible Preferred Stock into Common Stock, the holder thereof shall on any business day surrender at the Corporation's principal office, the certificate or certificates representing all such shares, duly endorsed to the Corporation or in blank. Series A Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable after the date of any conversion, the Corporation shall issue and

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 2 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

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deliver a certificate or certificates representing the number of shares of
Common Stock issuable upon such conversion to the person or persons entitled to receive same.

      (B) Each holder of Series A Convertible Preferred Stock shall have the right to convert such Series A Convertible Preferred Stock into Common Stock at the conversion rate, determined as hereinafter provided, in effect at the time of conversion. Unless such conversion rate shall be adjusted as hereinafter provided, the conversion rate shall be twenty (20) shares of Common Stock for each share of Series A Convertible Preferred Stock so converted. Unless waived by the Corporation, in its sole discretion, each holder of shares of Series A Convertible Preferred Stock may convert only pursuant to the following schedule:

            (i) Each holder may convert up to one-third of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after 30 days after the date of issuance.

            (ii) Each holder may convert an additional one-third of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after six months after the date of issuance.

            (ii) Each holder may convert the balance of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after one year after the date of issuance.

      (C) The conversion rate as hereinabove provided shall be subject to adjustment as follows:

            (i) In case the Corporation shall (a) make a distribution in shares of its capital stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares, or (c) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A Convertible Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of such event had such share of Series A Convertible Preferred Stock been converted immediately prior to the record date in the case of such dividend or the effective date in the case of any such subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph 5(C)(i) shall be made whenever any of such events shall happen, but shall become effective retroactively after such record date or such effective date, as the case may be, as to shares of Series A Convertible Preferred Stock converted between such record date or effective date and the date of happening of any such event.

            (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share, which, when added to the amount of consideration received or receivable by the Corporation for such right or warrant, is less than the current market price (as hereinafter defined) per share of Common Stock at the record date mentioned below, the conversion rate shall be adjusted so that thereafter, until further adjusted, each share of Series A Convertible Preferred Stock shall be convertible into that number of shares of Common Stock determined by multiplying the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 3 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

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number of additional shares of Common Stock issuable upon the exercise of such rights or warrants, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which an amount equal to the sum of (a) the aggregate exercise price of the total number of shares of Common Stock issuable upon the exercise of such rights or warrants, plus (b) the aggregate amount of consideration, if any, received, or receivable by the Corporation for any such rights or warrants, would purchase at such current market price. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effective retroactively as to shares of Series A Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are exercised.

            (iii) In case the Corporation shall distribute to all holders of its Common Stock any one or more of the following: (a) evidence of its indebtedness,
(b) assets (excluding cash distributions, distributions made out of current or retained earnings and distributions of the stock of any subsidiary), or (c) rights or warrants to subscribe for or purchase securities issued by, or property of, the Corporation (excluding those referred to in subparagraph 5(C)(ii) above), then in each such case the conversion rate shall be adjusted as provided below so that thereafter, until further adjusted, the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock shall be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the current market price per share of Common Stock on the date of such distribution, and the denominator of which shall be such current market price per share of the Common Stock, less the then fair market value (as determined by the Board of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed or of such rights or warrants applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of Series A Convertible Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

            (iv) For the purpose of any computation, the current market price per share of Common Stock at any date shall be (a) if the Common Stock is listed on any national securities exchange, the average of the daily closing prices for the twenty (20) consecutive business days before the day in question (the "Trading Period"); (b) if the Common Stock is not listed on any national securities exchange but is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or the OTC Bulletin Board, the average of the high and low bids as reported thereon for the Trading Period; and (c) if the Common Stock is neither listed on any national securities exchange nor quoted on NASDAQ or the OTC Bulletin Board, the price shall be determined in any reasonable manner approved by the Board of Directors of the Company.

            (v) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 5% in such rate; provided, however, that any adjustments which by reason of this subparagraph 5(C)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

      (D) No adjustment of the conversion rate shall be made in any of the following cases:

            (i) upon the grant or exercise of stock options or warrants outstanding on the date hereof or hereafter granted, or under any employee stock option plan now or hereafter authorized;

            (ii) shares of Common Stock issued upon the conversion of Series A Convertible Preferred Stock;

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 4 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

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            (iii) shares issued in connection with the acquisition by the
Corporation or by any subsidiary of the Corporation of 80% or more of the assets of another corporation, and shares issued in connection with the acquisition by the Corporation or by any subsidiary of the Corporation of 80% or more of the voting shares of another corporation (including shares issued in connection with such acquisition of voting shares of such other corporation subsequent to the acquisition of an aggregate of 80% of such voting shares), shares issued in a merger of the Corporation or a subsidiary of the Corporation with another corporation in which the Corporation or the Corporation's subsidiary is the surviving corporation, and shares issued upon the conversion of other securities issued in connection with any such acquisition or in any such merger; or

            (iv) shares issued by way of dividend or other distribution on Common Stock excluded from the calculation of the adjustment under this subparagraph 5(D) or on Common Stock resulting from any subdivision or combination of Common Stock so excluded.

      (E) Whenever the conversion rate is adjusted as herein provided, the Corporation shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based. As promptly as practicable, the Corporation shall cause a copy of the certificate referred to in this subparagraph 5(E) to be mailed to each holder of record of issued and outstanding Series A Convertible Preferred Stock at the address of such holder appearing on the Corporation's books.

      (F) The Corporation shall pay all taxes that may be payable in respect of the issue or delivery of Common Stock on conversion of Series A Convertible Preferred Stock pursuant hereto, but shall not pay any tax which may be payable with respect to income or gains of the holder of any Series A Convertible Preferred Stock or Common Stock or any tax which may be payable in respect of any transfer involved in the issue and delivery of the Common Stock in a name other than that in which the Series A Convertible Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

      (G) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Series A Convertible Preferred Stock. If the conversion shares of Series A Convertible Preferred Stock results in a fraction, the fraction shall be rounded up to the nearest whole share.

      (H) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, for the purpose of effecting the conversion of the issued and outstanding Series A Convertible Preferred Stock, the full number of shares of Common Stock then deliverable in the event and upon the conversion of all of the Series A Convertible Preferred Stock then issued and outstanding. The Corporation shall use its best efforts and all due diligence to increase the number of shares of Common Stock so reserved to cure any deficiencies, and, if necessary, to obtain approval of its stockholders therefor, including authorization of such additional number of shares of Common Stock as may be required in excess of the number so reserved.

      (I) The Series A Convertible Preferred Stock and all shares of Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock shall be restricted and bear a restrictive legend.

      6. Voting Rights. The shares of the Series A Convertible Preferred Stock shall be entitled to vote on all matters that may be voted upon by the holders of common stock, with each share of the Series A

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 5 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

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Convertible Preferred Stock having a number of votes equal to the number of shares of common stock into which the Series A Convertible Preferred Stock could be converted on the record date established for a shareholder vote. In addition, the shares of the Series A Convertible Preferred Stock shall be vote on all matters which they are entitled to vote, as a class, under the laws of the State of Colorado, or as provided below.

      7. Mandatory Conversion. The Corporation, at the option of the Board, may require the conversion of the outstanding shares of Series A Convertible Preferred Stock, in whole or in part, at any time outstanding after the date on which the daily closing price of the Corporation's Common Stock for each day of any Trading Period (as defined in paragraph 5(C)(iv) above) is greater than $3.00 per share. If the Corporation elects to require conversion, the Corporation shall fix a date for conversion and provide written notice to the holders of record of the Series A Convertible Preferred Stock to be converted. and by issuing to each holder of Series A Convertible Preferred Stock the number of shares of restricted Common Stock to which he or she would be entitled to receive upon conversion pursuant to paragraph 5, plus all accrued and unpaid distributions declared or accrued, at the date fixed for conversion, without interest, in additional shares of restricted Common Stock, or in cash, as determined by the Corporation pursuant to paragraph 3, for the shares of Series A Convertible Preferred Stock so converted. The Board shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the Series A Convertible Preferred Stock shall be converted under this paragraph 7. In addition, on such date the holders of Series A Convertible Preferred Stock shall no longer be entitled to any distributions and shall not have any rights or interests as holders of said shares, except to receive the payment herein designated, without interest thereon, upon presentation and surrender of their certificates therefor.

      8. Anti-Dilution. In the event of any change in the outstanding capital stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, the shares of Series A Convertible Preferred Stock shall be appropriately adjusted if the stated value is affected. Any shares of Series A Convertible Preferred Stock or other securities received by the holders of the Series A Convertible Preferred Stock as a result of any such adjustment shall be subject to all of the terms and conditions of this Designation of Rights and Preferences of Series A Convertible Preferred Stock.

      9. No Preemptive Rights. No holder of the Series A Convertible Preferred Stock shall be entitled, as of right, to purchase or subscribe for any part of the unissued capital stock of the Corporation or of any capital stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Colorado.

      10. Changes In Terms of Series A Convertible Preferred Stock. The terms of the Series A Convertible Preferred Stock may not be amended, altered or repealed, and no class of capital stock or securities convertible into capital stock shall be authorized which has superior rights to the Series A Convertible Preferred Stock as to distributions or liquidation, without the consent of the holders of at least 51% of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate series.

      11. No Implied Limitations. Except as otherwise provided by express provisions of this Designation of Rights and Preferences of Series A Convertible Preferred Stock, nothing herein shall limit,

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 6 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK by inference or otherwise, the discretionary right of the Board to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Articles of Incorporation of the Corporation.

      12. General Provisions. In addition to the above provisions with respect to the Series A Convertible Preferred Stock, such Series A Convertible Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Articles of Incorporation with respect to Series A Convertible Preferred Stock generally.

      13. Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Convertible Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Convertible Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the stockholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

      IN WITNESS WHEREOF, U.S. MedSys Corp. has caused this Designation of Rights and Preferences of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested by its Secretary the day and year first written above.

                                         U.S. MEDSYS CORP.

                                         /s/ Thomas H. King
                                         ---------------------------------------
                                         Thomas H. King, Chief Executive Officer

Attest:

/s/ George Anagnost
--------------------------
George Anagnost, Secretary

U.S. MEDSYS CORP.  MARCH 30, 2005                                    PAGE 7 OF 7
DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)

Form 205 Revised October 1, 2002
Filing fee: $25.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us ABOVE  SPACE
 FOR OFFICE USE ONLY

Pursuant to Section 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The name of the corporation is: Prime Rate Income & Dividend Enterprises, Inc. (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: March 12, 2004

3. The text of each amendment adopted (include attachment if additional space needed): "FIRST: The name of the corporation is U.S. MedSys Corp."

4. If changing the corporation name, the new name of the corporation is: U.S. MedSys Corp.

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6. Indicate manner in which amendment(s) was adopted (mark only one):
[ ] No shares have been issued or Directors elected - Adopted by Incorporator(s)
[ ] No shares have been issued but Directors have been elected - Adopted by the board of directors
[ ] Shares have been issued but shareholder action was not required - Adopted by the board of directors
[XX] Number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7. Effective date (if not to be effective upon filing) March 29, 2004 Not to exceed 90 days)

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

Troy A. Young, Esq., Futro & Associates, P.C., 1401 17th Street, Suite 1150, Denver, Colorado 80202

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

Disclaimer: This form and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

                         Mail to: Secretary of State For office use only
                          Corporations Section
MUST BE TYPED              1560 Broadway, Suite 200       STOCK CHANGE
FILING FEE: $50.00         Denver, CO  80202              FILED
MUST SUBMIT TWO COPIES     (303) 894-2251                 DONETTA DAVIDSON
                           Fax   (303) 894-2242           COLORADO  SECRETARY OF
                                                          STATE
Please include a typed                                    20011033468
self-addressed envelope                                   02-16-2000    11:26:43

                            ARTICLES OF THE AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Prime Rate Income & Dividend Enterprises,
 Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on January 29, 2000, As prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

[ ] No shares have been issued or Directors Elected - Adopted by Incorporator(s)

[ ] No shares have been issued but Directors Elected - Action by Directors

[ ] Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required

[XX] Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment(s) was sufficient for approval. (See attached amendment of authorized common shares)

THIRD: If change in corporate name, the new name of the corporation is______ .

FOURTH: The manner, if not set forth in such amendment, in which an exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, as follows:

If these amendments are to have a delayed effective date, please list that date:______
(not to exceed ninety (90) days from the date of filing)

                                         Signature /s/ Michael L. Schumacher
                                                   -------------------------
                                               Title President

                           AMENDMENT STOCK INFORMATION

Stock Class - Common

Authorized Shares - 200,000,000

Par Value - No par value

Date Adopted - January 29, 2000

                              Mail to: Secretary of State
                                 Corporations Section
Please include a typed          1560 Broadway, Suite 200     For office use only
self-addressed envelope             Denver, CO  80202
                                     (303) 894-2251          851057619 M  $50.00
MUST BE TYPED                       Fax (303) 894-2242       Secretary of State
FILING FEE: $50.00                                           05-01-95      11:56
MUST SUBMIT TWO COPIES

                            ARTICLES OF INCORPORATION

Name     PRIME RATE INCOME & DIVIDEND ENTERPRISES, INC.

Principal Street Address 12835 East Arapahoe Road, Tower II, #110, Englewood, CO
 80112

Cumulative voting shares of stock is authorized.        Yes [ ]         No [XX]


If duration is less than perpetual enter number of years ______

Preemptive rights are granted to shareholders.          Yes [ ]         No [XX]

Stock Information: (If additional space is needed, continue on a separate sheet of paper.)

Stock Class  Common        Authorized Shares  10,000,000       Par Value  $1.00

Stock Class  Preferred     Authorized Shares  1,000,000        Par Value  $10.00

The name of the initial registered agent and the address of the registered office is: (Corporations use last name space)

Last Name  Schumacher                         First and Middle Name  Michael Lee

Street Address 12835 E. Arapahoe Road, Tower II, #110, Englewood CO  80112

Signature of Registered Agent       /s/ Michael L. Schumacher
                                    --------------------------

These articles are to have a delayed effective date of: ______

Incorporators: Names and addresses: (If more than two, continue on a separate sheet of paper).

    NAME                                               ADDRESS

Michael L. Schumacher                     12835 East Arapahoe Road, T-11, #110
                                          Englewood, CO  80112

Incorporators who are natural persons must be 18 years or more. The undersigned acting as incorporator(s) of a corporation under the Colorado Business Corporation Act, adopt the above Articles of Incorporation

Signature  /s/  Michael L Schumacher                     Signature ______
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